Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Peregrine Systems® Announces Resolution of Class 8 Claims and Distribution of New PSI Common Stock Reserve to Former Stockholders

SAN DIEGO, Aug. 29, 2005 — Peregrine Systems, Inc. (OTC: PRGN), a leading provider of IT asset and service management software, today announced that it is distributing the 600,000 shares of common stock held in the New PSI Common Stock Reserve established under its Fourth Amended Plan of Reorganization to certain former stockholders who were holders of Class 9 claims under the plan.

“The stock distribution we are announcing today is a highly positive milestone for the company as it signals resolution of almost all of the general expense claims against the company under our plan of reorganization,” said Kevin Courtois, Peregrine general counsel.  “Resolution of these claims now enables us to distribute these shares to certain former shareholders under a formula approved as part of the plan.”

The reserve was established under the plan to hold these shares pending the resolution of Class 8 general expense claims.  The plan requires these shares to be allocated either to former bondholders, who were holders of Class 7 claims under the plan, or to certain former stockholders who were holders of Class 9 claims, or some combination, according to a formula.  The formula allocates the shares based on whether the amount finally paid to resolve Class 8 general expense claims falls below, within, or above the range of $49 million to $65 million, the range of estimates for resolving the Class 8 general expense claims by the various participants in the bankruptcy proceedings.

Peregrine resolved these Class 8 general expense claims by paying or agreeing to pay over time approximately $45 million, with approximately $0.6 million in Class 8 claims remaining to be resolved.  Because the final payout on Class 8 claims will be below $49 million, the reserve shares will be allocated to certain former stockholders who were holders of Class 9 claims.

Background

Under its plan of reorganization, Peregrine issued a total of 15,000,000 shares of new common stock in exchange for the cancellation of its old common stock and in addition to other consideration provided to certain creditors.  Former holders of Peregrine’s 5 ½ percent convertible subordinated notes due 2007 as of the plan effective date, Aug. 7, 2003, classified as holders of Class 7 claims, received 9,450,000 shares, or 63 percent, of the new common stock.

Of the remaining shares, 4,950,000, or 33 percent of the total, were required to be allocated to holders of Class 9 claims, comprising holders of Peregrine’s old common stock as of the plan effective date (Equity Class), persons who bought Peregrine’s old common stock from July 22, 1999 through May 3, 2002 and joined a class bringing securities claims against Peregrine (Securities Class), and certain other subordinated claimants (Indemnification Class).

Following a settlement among the holders of Class 9 claims approved by the bankruptcy court on November 12, 2003:

•              4,016,250 shares of new common stock were distributed in December 2003 to persons in the Equity Class, who were entitled to receive one share of new common stock for every 48.7548 shares of old common stock previously held;

•              708,750 shares were distributed in December 2003 to the trustee of the Peregrine Litigation Trust on behalf of the Securities Class.  The Litigation Trust was established under the plan to succeed, with certain exceptions, to Peregrine’s causes of action against certain third parties, including former directors and officers of Peregrine; and

•              225,000 shares are to be allocated by later agreement or bankruptcy court order among members of the Indemnification Class.

The remaining 600,000 shares of new common stock (New PSI Common Stock Reserve), representing four percent of the total, were held in reserve by Peregrine as the stock disbursing agent under the plan for later distribution to either the holders of Class 7 claims or certain of the holders of Class 9 claims, or both, according to a formula.  As described above, the formula allocates the shares based on whether the amount finally paid to resolve Class 8 general expense claims falls below, within, or above the range of $49 million to $65 million.

Under the Class 9 settlement order, if the New PSI Common Stock Reserve shares are distributed to holders of Class 9 claims, they are to be distributed 85 percent to the Equity Class and 15 percent to the Litigation Trust trustee for the benefit of the Securities Class.  In the settlement, the Equity Class and the Indemnification Class waived any right to cash proceeds from the Litigation Trust.  As a result, the Securities Class is entitled to receive 100 percent of any Litigation Trust proceeds.

Resolution of Class 8 General Expense Claims and Distribution of New PSI Common Stock Reserve

Peregrine has now resolved Class 8 general unsecured claims by paying or agreeing to pay over time approximately $45 million, with approximately $0.6 million in Class 8 general expense claims remaining to be resolved.  As a result, Peregrine has determined that the amount finally paid to resolve Class 8 general expense claims will fall below $49 million and, therefore, all New PSI Common Stock Reserve shares are required to be distributed as additional shares to certain of its former stockholders that were holders of Class 9 claims.  Accordingly,

•              90,000 shares (15 percent) of new common stock are being issued to Robert C. Friese, Litigation Trust trustee, for the benefit of the Securities Class; and

•              510,000 shares (85 percent) of new common stock are being issued to the Equity Class.  Using a record date of August 7, 2003 for old common stock, Peregrine will issue this additional new common stock at a ratio of 1 share of new common stock for every 383.944 shares of old common stock previously held.  Pursuant to the terms of the plan, fractional shares resulting from the 1-for-383.944 exchange ratio will be rounded down to the nearest whole share amount and no cash will be paid in lieu of fractional shares.

Former Peregrine stockholders as of Aug. 7, 2003 that may be entitled to receive shares of new common in the distribution do not need to take any action to receive their new shares.  If shares of old common stock were held in the stockholder’s name with Peregrine’s transfer agent, Mellon Investor Services, any shares of new common stock to which the stockholder may be entitled will automatically be registered in the stockholder’s name and recorded electronically by Mellon.  If shares of old common stock were held through a broker or other nominee, any shares of new common stock to which the stockholder may be entitled will be automatically distributed by Mellon to the broker or other nominee.  These stockholders should contact their broker or other nominee directly to confirm delivery of shares.

Current or former stockholders requiring additional assistance may contact Lorraine Brooks, FI.COMM Financial Communications, Peregrine’s investor relations firm, at (503) 203-6834.  Brokers should refer to the NASDAQ Uniform Practice Advisory (UPC #013-2004) dated January 27, 2004 regarding Peregrine’s original distribution of new common stock under its plan.

Peregrine filed a voluntary Chapter 11 petition on Sept. 22, 2002.  On Aug. 7, 2003, Peregrine became the first public enterprise software company to successfully restructure under Chapter 11 protection.

About Peregrine

Peregrine Systems, Inc. is a global provider of enterprise software to enable leading companies to optimally manage the IT infrastructure.  The company’s flagship product suites – ServiceCenter® and AssetCenter® – create a foundation for IT asset and service management solutions based on industry best practices, including ITIL (IT Infrastructure Library).  In addition, customers use Peregrine’s Configuration Services suite to gain an accurate, consolidated view of their IT assets. Peregrine recently introduced a new vision – Optimal IT – to deliver predictive analytics and decision modeling to optimize IT performance.

Founded in 1981, Peregrine has sustained a longstanding tradition of delivering software solutions with superior functionality to a broad segment of the global enterprise customer market. Headquartered in San Diego, Calif., the company conducts business from offices in the Americas, Europe and Asia Pacific.  For more information, please visit: www.peregrine.com.

Peregrine Systems ServiceCenter and AssetCenter are registered trademarks of Peregrine Systems, Inc. All other marks are the property of their respective owners.